UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SINOVAC BIOTECH LTD.

(Exact name of registrant as specified in its charter)

Antigua, West Indies	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 39 Shangdi Xi Road, Haidian District, Beijing 100085 People’s Republic of China	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed by Sinovac Biotech Ltd., an Antigua and Barbuda company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on February 22, 2019 (the “Registration Statement”), relating to the Amended and Restated Rights Agreement, dated as of February 22, 2019 (the “Amended and Restated Rights Agreement”), as amended by the Amendment to Amended and Restated Rights Agreement dated as of February 19, 2020 (the “Amendment to Amended and Restated Rights Agreement”), and by the Second Amendment to Amended and Restated Rights Agreement dated as of February 21, 2021 (the “Second Amendment to Amended and Restated Rights Agreement”) between the Company and Pacific Stock Transfer Company, as Rights Agent. Such Registration Statement is hereby incorporated herein by reference.

On February 21, 2022, the Company entered into a third amendment to the Amended and Restated Rights Agreement (the “Third Amendment”), to extend the expiration date of the rights contained therein from February 22, 2022 to February 22, 2023.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 4.1 to the Company’s Form 6-K, filed with the SEC on February 22, 2022, and is incorporated herein by reference. A copy of the Second Amendment to Amended and Restated Rights Agreement and a summary of its material terms were filed on the SEC on Form 6-K on February 22, 2021 (incorporated herein by reference by Exhibit 4.2). A copy of the Amendment to Amended and Restated Rights Agreement and a summary of its material terms were filed with the SEC on Form 6-K on February 21, 2020 (incorporated herein by reference by Exhibit 4.3). A copy of the Amended and Restated Rights Agreement and a summary of its material terms were filed with the SEC on Form 6-K on February 22, 2019 (incorporated herein by reference by Exhibit 4.4).

Item 2. Exhibits

1.	Third Amendment to Amended and Restated Rights Agreement, dated as of February 21, 2022, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated February 22, 2022 of Sinovac Biotech Ltd.)

2.	Second Amendment to Amended and Restated Rights Agreement, dated as of February 21, 2021, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated February 22, 2021 of Sinovac Biotech Ltd.)

3.	Amendment to Amended and Restated Rights Agreement, dated as of February 19, 2020, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated February 21, 2020 of Sinovac Biotech Ltd.)

4.	Amended and Restated Rights Agreement, dated as of February 22, 2019, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent, which includes the Form of Certificate of Designations of Series C Junior Participating Preferred Shares as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 99.6 of the Report on Form 6-K dated February 22, 2019 of Sinovac Biotech Ltd.)

5.	Press Release of Sinovac Biotech Ltd., dated February 22, 2022 (incorporated by reference to Exhibit 99.1 of the Report on Form 6-K dated February 22, 2022 of Sinovac Biotech Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINOVAC BIOTECH LTD.

By:	/s/ Nan Wang
Name: Nan Wang
Title: Chief Financial Officer

Date: February 22, 2022